EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a quarterly cash dividend of twenty-four cents ($.24) per share of common stock payable on December 29, 2011 to shareholders of record at the close of business on December 14, 2011.  This is a two percent (2%) increase over the dividend declared in the most recent prior quarter.

Excluding the special dividend paid at the same time last year, the new quarterly dividend also represents a 6.5% annually compounded increase in UTMD’s cash dividends to shareholders since a regular quarterly cash dividend was instituted seven and a half years ago.  Over that span of time, UTMD will have returned $7.18 per share in cash to its shareholders, a total amount of $27 million paid in cash dividends.

Over the same span in time, UTMD has also returned another $29 million to shareholders by repurchasing 26% of its outstanding shares.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices.